THE BLACKROCK PENNSYLVANIA STRATEGIC MUNICIPAL TRUST
(THE “FUND”)
SERIES W-7
VARIABLE RATE DEMAND PREFERRED SHARES (“VRDP SHARES”)

CUSIP No.  09248R 301*

Amendment to Notice of Special Rate Period

April 23, 2013

The BlackRock Pennsylvania Strategic
Municipal Trust
100 Bellevue Parkway
Wilmington, Delaware 19809

To:  Addressees listed on Schedule 1 hereto

In accordance with the Fund’s Statement of Preferences of Variable Rate Demand Preferred Shares, dated June 13, 2012 (the “Statement of Preferences”), the Fund hereby notifies the Liquidity Provider, the Remarketing Agent and the Holders of the VRDP Shares that the Fund has determined to amend the Notice of Special Rate Period, dated June 14, 2012 (the “Notice of Special Rate Period”) by incorporating the following provisions in the Notice of Special Rate Period:

Notice of Taxable Allocations and Gross-Up Payments

Section 3 of Part I and Section 6 of Part II of the Statement of Preferences shall have no effect during the Special Rate Period.

During the Special Rate Period, Holders of VRDP Shares shall be entitled to receive, when, as and if declared by the Board of Trustees, out of funds legally available therefor under applicable law and otherwise in accordance with applicable law, dividends in an amount equal to the aggregate Gross-up Payments as follows:

(a)           Whenever the Fund intends or expects to include any net capital gains or ordinary income taxable for regular federal income tax purposes in any dividend on VRDP Shares, the Fund shall notify the Tender and Paying Agent of the amount to be so included (i) not later than 14 calendar days preceding the first SRP Calculation Date on which the SRP Applicable Rate for such dividend is to be established, and (ii) for any successive SRP Calculation Date on which the SRP Applicable Rate for such dividend is to be established, not later than the close of business on the immediately preceding SRP Calculation Date.  Whenever such advance notice is received from the Fund, the Tender and Paying Agent will notify each Holder and each Beneficial Owner or its Agent Member identified to the Tender and Paying Agent. With respect to an SRP Calculation Period for which such advance notice was given and whose dividends are comprised partly of such ordinary income or capital gains and partly of exempt-interest income, the different types of income will be paid in the same relative proportions for each day during the SRP Calculation Period.

(b)            (i) If the Fund allocates, under Subchapter M of Chapter 1 of the Code, any net capital gains or ordinary income taxable for regular federal income tax purposes to a dividend paid on VRDP Shares the Fund shall to the extent practical simultaneously increase such dividend payment by an additional amount equal to the Gross-up Payment and direct the Tender and Paying Agent to send notice with such dividend describing the Gross-up Payment and (ii) if the Fund allocates, under Subchapter M of Chapter 1 of the Code, any net capital gains or ordinary income taxable for regular federal income tax purposes to a dividend paid on VRDP Shares without simultaneously increasing such dividend as describe in clause (i) above the Fund shall, prior to the end of the calendar year in which such dividend was paid, direct the Tender and Paying Agent to send notice with a Gross-up Payment to the Holder that was entitled to such dividend payment during such calendar year at such Holder's address as the same appears or last appeared on the record books of the Fund.

(c)           The Fund shall not be required to make Gross-up Payments with respect to any net capital gains or ordinary income determined by the Internal Revenue Service to be allocable in a manner different from the manner used by the Fund.

Capitalized terms used but not defined in this Amendment to Notice of Special Rate Period shall have the meanings given to such terms in the Statement of Preferences and the Notice of Special Rate Period.

[Signature Page Follows]

* NOTE: Neither the Fund nor the Tender and Paying Agent shall be responsible for the selection or use of the CUSIP Numbers selected, nor is any representation made as to its correctness indicated in any notice or as printed on any VRDP Share certificate.  It is included solely as a convenience to Holders of VRDP Shares.

1066665.01-NYCSR01A - MSW

IN WITNESS WHEREOF, I have signed this Amendment to the Notice of Special Rate Period as of the date first written above.

THE BLACKROCK PENNSYLVANIA STRATEGIC MUNICIPAL TRUST

By: /s/ Robert W. Crothers_________
Name: Robert W. Crothers
Title: Vice President

1066665.01-NYCSR01A - MSW

Schedule 1

Recipients of this Notice of Special Rate Period

Citibank, N.A.
390 Greenwich Street, 2nd Floor
New York, New York 10013
Attention:  MSD Middle Office Manager
Telephone:  (212) 723-6320
Fax:  (212) 723-8642
Email:  msdcititob@citi.com

Citigroup Global Markets Inc.
390 Greenwich Street
New York, New York 10013
Attention:  Middle Office Manager
Telephone:  (212) 723-7124
Fax:  (212) 723-8642
Email:  msdcititob@citi.com

The Depository Trust Company
LensNotice@dtcc.com

1066665.01-NYCSR01A - MSW